                                                                    EXHIBIT 10.7

                                MEMBER AGREEMENT



                                  INTRODUCTION

         THIS AGREEMENT is by and between AAi.FOSTERGRANT, Inc. a Rhode Island corporation, ("AAi"), and Paul Michaels, a resident of Shoreview, Minnesota, ("Michaels").

                                    RECITALS

         AAi purchased a 67.0% membership interest in Fantasma, LLC, a Delaware limited liability company, (the "Company") from Overdrive Capital Corp. pursuant to an AGREEMENT (Purchase and Sale of Percentage Interest), dated the date hereof, by and between Overdrive Capital Corp., as seller, and AAi, as buyer, and AAi purchased a 13.0% membership interest from Roger D. Dreyer pursuant to an AGREEMENT (Purchase and Sale of Percentage interest), dated the date hereof, by and between Roger D. Dreyer, as seller, and AAi, as buyer.

         Consequent to the above-described transactions, AAi is the owner of a majority of the membership interests of the Company. Michaels is an officer and employee of the Company. AAi is prepared to offer membership interests to Michaels upon the terms and subject to the conditions set forth below.

                                   AGREEMENTS

         IT IS MUTUALLY agreed by and between the parties hereto as follows:

A.       OPTIONS TO PURCHASE BY MICHAELS.

1. AAi shall make available to Michaels for purchase the following percentage membership interests of the Company, for the prices set forth below upon the terms and conditions set forth below. For the period commencing on the date hereof, and ending ninety (90) days thereafter ("First Exercise Date"), Michaels shall have the option to purchase two percent (2%) of the membership interests of the Company ("2% Option"). Michaels shall additionally have the following options to purchase additional membership interests, provided the following Target EBIT are met, ("Performance Options"):

                             Pertinent
   Options      Year       Exercise Date          Percentage      Target Ebit
   -------      ----       -------------          ----------      -----------

       1         1998      30 days after the          1%           $2,549,812
                           date the EBIT
                           calculations are
                           provided to Michaels                             *

       2         1999      30 days after the          1%
                           date the EBIT
                           calculations are
                           provided to Michaels

       3         2000      30 days after the          1%                    *
                           date the EBIT
                           calculations are
                           provided to Michaels


(Hereinafter, the First Exercise Date and the Pertinent Exercise Date are referred to as the "Exercise Date".)

2. The Purchase Price shall be $34,615 per 1% membership interest. All options shall be exercised by written notice by Michaels to AAi by the applicable Exercise Date. With respect to the 2% Option, AAi or the Company shall assist in a loan to Michaels to fund the Purchase Price, or shall loan funds to Michaels, subject to receiving a promissory note and pledge of the membership interests to secure such loan in form and substance satisfactory to the lender.

3. Upon the exercise of any option to purchase a membership interest in the Company, Michaels shall become a party to the Amended and Restated Operating Agreement of the Company then in effect by executing the Agreement in the form attached hereto as EXHIBIT C.

4. Notwithstanding the foregoing, in the event that Michaels' employment with the Company is terminated by the Company pursuant to SECTION 5.B of the Employment Agreement between Michaels and the Company dated this date, then Michaels shall have the option to purchase all or a portion of the balance of the 3% Percentage that it has not theretofore purchased, with an Exercise Date of twenty (20) days after the said termination of employment. Upon the earlier of the expiration of the Exercise Date without his exercise of such option or the purchase of membership interests after such exercise, all of his rights to the options set forth above shall terminate. The Purchase Price per one percent (1%) membership interest pursuant to this paragraph shall be the greater of (a) $34,615 or (b) four times EBIT divided by 100; PROVIDED HOWEVER, if his employment is so terminated within one (1) year from the date hereof the Purchase

---------------

* TO BE BASED ON SALES CONSISTENT WITH EXHIBIT A-1, AND EXPENSES CONSISTENT, ON A PERCENTAGE OF NET SALES BASIS, WITH EXHIBIT A-2.

the expiration of the Exercise Date without his exercise of such option or the purchase of membership interests after such exercise, all of his rights to the options set forth above shall terminate. The Purchase Price per one percent (1%) membership interest pursuant to this paragraph shall be the greater of (a) $34,615 or (b) four times EBIT divided by 100; PROVIDED HOWEVER, if his employment is so terminated within one (1) year from the date hereof the Purchase Price for the first 1% Percentage shall be $34,615 and for the balance shall be as set forth earlier in this sentence.

6. Each option shall be a separate option, and shall be not be transferable or assignable. The Company's EBIT meeting or exceeding the Target EBIT set forth above for the applicable Year shall be an absolute precondition to each Performance Option for that Year, and there shall be no Performance Option for any Year for which the Company's EBIT did not meet or exceed the Target EBIT for such Year. Each Option shall be exercisable in a writing by Michaels to AAi no earlier than 30 days before the Exercise Date set forth above and no later than the Exercise Date set forth above. The exercise shall not be valid unless accompanied by a certified or bank check payable to AAi in the amount to the Purchase Price set forth above. If an option is not validly exercised by the Exercise Date set forth above, the option shall expire and may not be later exercised. The options are personal to Michaels and no Transfer shall be effective without the prior written consent of AAi, which consent may be withheld in its sole and absolute discretion. All of Michaels' rights to the options, and all rights to receive membership interests from AAi pursuant to any exercise of the options, shall automatically and irrevocably expire immediately at the earlier of the following: (a) any Transfer or attempted Transfer of an option or a membership interest in the Company without AAi's consent; (b) Michaels' death; (c) subject to the provisions of SECTION A.5, the termination (for any reason) of Michaels' employment with the Company, its affiliates and any respective successors in interest; or (d) the Company's tangible net worth as calculated by the Company's independent auditors in accordance with generally accepted accounting principles consistently applied becomes less than $400,000 at the end of any fiscal year. For purposes of this SECTION A, calculation of EBIT shall include expenses of affiliated companies allocated to the Company; PROVIDED, HOWEVER, for specific categories of expenses set forth on EXHIBIT A, attached hereto, such expenses shall not exceed the percentages represented by the amounts set forth in such expense categories set forth on EXHIBIT A.

Notwithstanding the foregoing, at and after an initial public offering of AAi's common stock, all options outstanding thereunder, including but not limited to any that have been exercised, but membership interests not purchased or transferred, shall be satisfied through the issuance of shares of AAi's common stock determined by taking the aggregate purchase price payable pursuant to the option and dividing it by the average selling price of a share of AAi common stock during the ten (10) trading days immediately prior to the exercise (or, if the exercise is at the date of the initial public offering, then at the initial public offering price).

B.       TRANSFER OF MICHAELS' MEMBERSHIP INTERESTS.

1. Upon the death, disability (as defined in Michaels' employment agreement with the Company, its affiliates or their respective successors then currently in effect or, if there is no such employment agreement then currently in effect, defined as Michaels' inability to perform major functions of his job description for a period of six (6) consecutive months, as determined by the President or Chairman of his employer), or the termination of Michaels' employment with the Company, its affiliates and their respective successors or any reason, Michaels shall transfer and assign to AAi all, and not less than all, of his membership interests in the Company and any rights to additional interests in the Company, and AAi shall purchase, for a purchase price equal to the following:

         a. Death or disability - the Purchase Price shall be an amount equal the Valuation, calculated as of the date of death or disability, and shall be payable, in twenty-four (24) equal monthly installments commencing sixty (60) days from the date of disability, with interest equal to the prime rate as published in the Wall Street Journal.

         b. Michaels resigns or otherwise terminates his employment, or his employment is terminated by employer for Cause - the Purchase Price shall be amount equal to the Valuation, calculated as of the date of termination of employment, and shall be paid in thirty-six (36) equal monthly installments without interest, commencing on the second anniversary of his termination.

         c. Michaels' employment is terminated by employer for other than Cause or his Employment Agreement, dated this date, - the Purchase Price shall be an amount equal to the Valuation, calculated as of the date of termination of employment, and shall be paid in twenty-four (24) equal monthly installments commencing sixty (60) days after his termination, with interest at an annual rate equal to the prime rate published in the Wall Street Journal.

2. For purposes of this SECTION B, "Cause" shall mean the events or circumstances referred to as cause for employer's termination of Michaels' employment in the then current employment agreement or, if there is not such a then current employment agreement, then it shall mean the events or circumstances referred to as cause for employer's termination of his employment in the last effective employment agreement between Michaels and the Company, its affiliates or their respective successors.

3. For purposes of this SECTION B, the "Date" shall mean the date of death or disability under SECTION B.1.A. and the date of termination under SECTIONS 1.B. AND 1.C.

C.       AAI INITIAL PUBLIC OFFERING.

1. In the event that there is an initial public offering of AAi's common stock ("IPO"), AAi and Michaels each shall have the options to convert all, but not less than all, of Michaels' membership interests in the Company into AAi common stock, as set forth below:

         a.       The option shall be exercised in writing;

         b. The option shall be exercisable only with respect to the conversion of all, and not less than all, of Michaels' membership interests in the Company;

         c. The option may be exercised by Michaels only (i) at the IPO and (ii) during the six (6) month period commencing at the date of the IPO";

         d. The option may be exercisable by AAi (i) at the IPO or (ii) during the (i) six (6) month period commencing at the date of the IPO";

         e. The conversion shall take place on the basis of Michaels' receiving a number of common shares of AAi equal to the resultant of (i) the Valuation divided by (ii) the average selling price of a share of AAi's common stock during the ten
                  (10) trading days immediately prior to the exercise of the option;

         f. The AAi common stock shall not be registered and may not be readily transferable or tradable, and shall be subject to such restrictions on transfer as may be imposed by AAi's underwriters of as may be required under state or federal securities laws.

         g. The option to convert at the IPO will be exercisable within ten (10) days after the earlier of (i) AAi's notice to Michael of its intent to file a registration statement or (ii) the date of filing of the registration statement.

2. For purposes of this SECTION C, the "Determination Date" shall mean the date of the IPO the exercise of the option.

D.       RESTRICTIONS ON TRANSFER.

No Transfer of an option set forth in SECTION A or a membership interest in the Company shall be effective without the prior written consent of AAi, which consent may be withheld in its sole and absolute discretion. Any Transfer or attempted Transfer without AAi's prior written consent shall be null and void and of no effect.

E.       DEFINITIONS. For purposes of SECTIONS A, B, C AND D:

1. "Valuation" shall mean the resultant of (a) the percentage of all membership interests of the Company held by Michaels MULTIPLIED BY (b) four (4) times EBIT.

2. "EBIT" shall mean earnings of the Company before interest and taxes for the twelve (12) month period ending at the end of the last complete calendar month immediately preceding the applicable Determination Date.

3. The Valuation and EBIT shall be determined by AAi using generally accepted accounting principles applied on a consistent basis and, in the event of any dispute, shall be determined in such manner by AAi's regularly retained independent accounting firm, whose determination shall be final and binding upon the parties.

4. "Transfer" shall mean any sale, pledge, assignment, gift, bequest or other Transfer, in whole or in part, directly or indirectly, including but not limited to a transfer by operation of law or otherwise to the estate of Michaels in a Transfer by a personal representative or creditor representative. Notwithstanding the generality of the foregoing, any one or more of the following events or conditions shall be deemed to constitute a Transfer: (a) the filing of a petition in bankruptcy by or against Michaels or any assignment by Michaels for the benefit of his creditors; (b) any transfer, award, or confirmation to Michaels' spouse pursuant to a decree of divorce, dissolution, or separate maintenance or pursuant to a property settlement or separation agreement; (c) a determination that Michaels is incompetent, and for this purpose an individual shall be deemed to be incompetent if (i) a conservator of the person or estate has been appointed for the individual, (ii) a court with jurisdiction has determined that the individual is incompetent or lacks capacity or (iii) two licensed physicians have certified in writing that in their opinion the individual is substantially unable to manage his financial resources or resist fraud or undue influence; (d) any testamentary or other similar disposition upon Michaels' death to a person other than his estate; and (e) any other event which, were it not for the provisions of this Agreement, would cause or result in a sale, assignment, pledge, encumbrance, award, confirmation or other transfer, for consideration or otherwise, to any person, whether voluntarily, involuntarily or by operation of law under circumstances not constituting an approved means of Transfer under this Agreement.

F.       PLEDGE AGREEMENT.

1. As collateral for Michaels' obligations under this Agreement, including without limitation Michael's obligation to transfer his membership interests in the Company to AAi in certain circumstances as described in SECTIONS B AND C. Michael does hereby pledge, assign, transfer and grant a security in and as collateral security for the performance of such obligations, or any amendment or modification thereof, in 100% of his membership interest in the Company, which outstanding membership interest are not certificated and for which Michael shall deliver to AAi upon execution hereof and from time to time hereafter all necessary or desirable instruments of transfer or assignment and any required UCC financing statements.

2. Michaels represents and warrants to AAi as follows, which representations and warranties shall continue to be true and correct in all respects during the term of this Agreement: (i) Michaels has the full power and lawful rights to pledge, assign and grant a security interest as specified above; (ii) Michaels will warrant and defend the title to such membership interests against the claims and demands of any person, firm, corporation, trust, partnership or other entity; and (iii) the pledge agreement specified above will be duly noted in the books and records of the Company. In addition to its other remedies available to AAi at law or in equity for a breach of this Agreement by Michaels, AAi's obligations hereunder are specifically contingent on the above-noted representations and warranties being true and correct. In the event that any of these representations or warranties are not true, or the membership interests in the Company held by Michaels are not free and clear of all liens, claims and encumbrances or Michaels is the subject of a Bankruptcy as defined at EXHIBIT B, all of the rights of Michaels to exercise the options set forth in this Agreement shall terminate and all rights of Michaels hereunder shall terminate, or AAi may elect, to purchase all of the membership interests in the Company held by Michaels, free and clear of all liens, claims and encumbrances.

G.       MISCELLANEOUS.

1. Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and shall be delivered by registered mail, postage prepaid, return receipt requested, or by telefacsimile, addressed as follows:

TO AAi:                    AAi.FOSTERGRANT, Inc.
                           500 George Washington Highway
                           Smithfield, Rhode Island 02917
                           Telefacsimile: 401-231-3212
                           Attn: Mr. Gerald Cerce

          WITH COPY TO:

                           Hinckley, Allen & Snyder
                           1500 Fleet Center
                           Providence, Rhode Island 02903
                           Telefacsimile: 401-277-9600
                           Attn: Pasco Gasbarro Jr., Esq.

TO MICHAELS:

                           Paul Michaels
                           5983 Highview Place
                           Shoreview, Minnesota 55126
                           Telefacsimile: 612-481-0561

or to such other address as the parties shall designate by written notice as provided in this PARAGRAPH. Any such notice, proposal or communication shall be deemed delivered and given on, or when so delivered by telefacsimile with a copy to follow by mail or on, the fifth (5th) business day after deposit thereof, postage prepaid by registered mail, return receipt requested.

2. GOVERNING LAW. This Agreement has been made in and its validity, interpretation, construction and performance shall be governed by and be in accordance with the laws of the State of Rhode Island, without reference to its laws governing conflicts of law. Each party irrevocably agrees that any legal action or proceedings against with respect to this Agreement may be brought in the courts of the State of Rhode Island, or in any United States District Court of Rhode Island, and, by its execution and delivery of this Agreement, each party hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which it may have as to venue in any of the above courts. Each party further consents and agrees that any process or notice of motion or other application to either of said courts or any judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of Rhode Island or the District of Rhode Island by registered or certified mail, return receipt requested, postage prepaid, and be effective as of the receipt thereof, or in such other manner as may be permissible under the rules of said courts. Each party hereby waives trial by jury in any action or proceeding in connection with this Agreement.

3. INTEGRATION. This Agreement, and other agreements executed between the parties and dated this date, constitute the entire agreement between the parties with respect to the subject matter hereof, and any and all agreements, oral or written, in relation thereto are hereby expressly superseded and canceled. Any amendment hereto shall be evidenced by a writing signed by a duly authorized representative of the party affected.




                        [Signatures Appear on Next Page]

4. SEVERABILITY. If any term of provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

5. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

6. HEADINGS. Any headings in this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any provision of this Agreement.

7. SEVERAL COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties on different counterparts, all of which shall constitute a single agreement. In enforcing this Agreement, it shall be necessary to produce and account for only one counterpart hereof executed by the party against which enforcement is sought.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 23rd day of June, 1998.



                                        AAi.FOSTERGRANT, Inc.


                                        By /s/  Duane M. DeSisto
                                           -----------------------------------
                                           Title: Chief Financial Officer
                                                  and Treasurer

                                           /s/  Paul Michaels
                                        --------------------------------------
                                        Paul Michaels